Exhibit 10.36

Final

AGREEMENT FOR WAFER PRODUCTION

between

Advanced Power Technology, Inc.

and

CSMC Manufacturing Co., Ltd.

This Agreement (“Agreement”) is entered into on June 22, 2005 by Advanced Power Technology, Inc.; a Delaware Corporation with headquarters located at 405 SW Columbia Street in Bend, Oregon, USA (hereinafter referred to as “APT”)

and

CSMC Manufacturing Co., Ltd., a Corporation with its principal business address at Suite 1101 Landmark North, 39 Lung Sum Avenue, Sheung Shui, Hong Kong, for the provision of foundry services to be performed by CSMC Technologies Fab 1 Co., Ltd., a subsidiary located at No.14, Liangxi Road, Wuxi, Jiangsu Province, China. Post code: 214061 (hereinafter referred to as “CSMC”).

RECITALS

WHEREAS APT is engaged in the design, development, marketing and sale of certain semiconductors.

WHEREAS APT owns certain intellectual property rights to the technology and design methods used in the design and manufacture of APT’s Products.

WHEREAS APT desires CSMC to produce and supply die to APT in the form of fully processed wafers (including wafer thinning and backside metalization).

WHEREAS CSMC has the capability of manufacturing such products and desires to produce and supply fully processed wafers to APT upon the terms and conditions contained in this Agreement.

WHEREAS both parties seek to enter into a long-term business relationship where CSMC produces wafers / die conforming to the requirements of APT’s present and future technologies. These technologies include but are not limited to APT’s Mosfets and IGBT products.

WHEREAS APT understands and CSMC agrees that production will be conducted in CSMC Technologies Fab 1 Co., Ltd. located at No.14, Liangxi Road, Wuxi, Jiangsu Province, China and that the wafer diameter will be 6”.

WHEREAS APT understands and CSMC agrees that sufficient production capacity will be made available to APT at CSMC Technologies Fab 1 Co., Ltd. in Wuxi, China.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

WHEREAS both parties agree to cooperate in order to continuously improve the outgoing quality of wafers manufactured pursuant to this Agreement.

WHEREAS both parties agree to cooperate in order to cooperate to identify means to reduce cost over time.

NOW THEREFORE, based on mutual promises and covenants contained herein and intending to be legally bound, CSMC and APT agree as follows:

1.0                                    DEFINITIONS

1.1.                                   “Products” shall mean fully processed wafers containing finished Power MOS Die of APT’s process / technology described by part numbers listed in Exhibit 1, to be manufactured by CSMC for APT.  Exhibit 1 will consist of mutually authorized Production release documents for each Product type and will be amended by agreement between APT and CSMC as new die types are released for production.

1.2.                                   “Product Information Package” shall mean the technical (Process / design) information to be provided to CSMC by APT for each Product for the purpose of specifying the Process and will be contained in Exhibit 2.

1.3.                                   “Process” shall mean a manufacturing process which as a minimum consists of the “Process Steps” in sequence for the manufacture of Wafers including but not limited to the specific sequence of such Process Steps and will include the masks and parameters for each such process step, CD, and depth or implant doses and energies, heat cycle descriptions, etc. used to manufacture the wafers. Exhibit 2 contains the specific Process Requirements as communicated by APT and Exhibit 3 shall contain the mutually accepted final Process to be used by CSMC for the purpose of manufacturing Wafers exclusively for APT.

1.4.                                   “Manufacturing Control Plan” shall mean the collection of documented controls as established through the identification of critical processes and the implementation of control techniques, (Statistical Process Control, Process Capability Cpk, or other techniques) to ensure process repeatability. The manufacturing Control Plan will be documented in Exhibit 6 upon commencing of Production.

1.5.                                   “Wafers” shall mean probed or non-probed silicon wafers that contain the die of the Products and meet the required specifications for acceptance agreed herein.

1.6.                                   “Good Die” shall mean a Die on a Wafer which meets the specifications as per the relevant test program for Wafer test, defined by APT.

1.7.                                   “Proprietary Information” shall mean any and all information including but not limited to technical information, database tapes, specifications, test programs and supporting documentation provided either orally, in writing, or in machine readable format and reticles or masks generated by or for CSMC using the Product Information Package; provided that all such information is marked “Confidential” or similarly, or, if oral, identified as proprietary at time of disclosure and reduced to writing within thirty (30) days thereafter.  Additionally, the parties agree that this Agreement and its Exhibits as such and the content thereof shall be kept confidential except as required to comply with U.S. Securities and Exchange Commission rules and regulations and applicable stock exchange rules.  Notwithstanding the foregoing Proprietary Information does not include information generally available to the public, information independently developed or known by the receiving party without reference to information disclosed hereunder,

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

information rightfully received from a third party without breach of confidentiality obligations, or information authorized in writing for release by the disclosing party hereunder.

1.8.                                   “Lots” shall mean a group of Wafers which are processed simultaneously. Each lot will be assigned a specific alpha/numeric identification that distinguishes it from any other group that contains the same type of die so that each Lot can be separately identified and tracked through the life of all production die in a Lot.

1.9.                                   “Engineering Lots” shall mean all experimental Lots to develop or install new processes, or to improve these processes or to further develop APT’s technology and products.

1.10.                             “Qualification Lots” shall mean that after Processes are sufficiently developed to warrant transfer and use for production of Products APT will prepare and test product, subjecting this product to various reliability tests for the purpose of qualifying the Process for production use.

1.11.                             “Risk Production” shall mean production of Wafers before completion of APT’s internal qualification has been completed.

1.12.                             “Production” shall mean the manufacturing of Products using a qualified process pursuant to purchase orders provided by APT.

1.13.                             “Rework” shall mean the act of doing a Process Step over which may include stripping and re-depositing films, re-subjecting the wafers to additional heat treatments, and any other deviation to the mutually agreed upon Process listed in Exhibit 3. Rework may only be performed to the extent that it has been authorized and approved by APT as set forth in Exhibit 5.

2.0                                    PROCESS TECHNOLOGY, MASKS, QUALIFICATION, WAFER TEST

2.1.                                   PROCESS TECHNOLOGY

2.1.1.                     APT shall provide CSMC with the process / design information for each Process step as described in Exhibit 2 for the purpose of specifying the Process in accordance with Section 2.1.2.

2.1.2.                     Both parties agree that technology transfer and qualification will proceed first on APT’s Mosfet Mos8 products / technology with the intent that the Process is qualified within six to nine (6-9) months of the date this Agreement is executed.

2.1.3.                     CSMC agrees to assign a dedicated customer engineer to APT for the duration of this agreement.

2.1.4.                     APT and CSMC shall agree upon Process specifications to be documented in Exhibit 3, which shall be finalized before CSMC begins production in accordance with Section 3.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

2.1.5.                     Subject to the stipulations and procedures set forth in this Agreement and in accordance with the qualification plan CSMC shall install the Processes meeting the specifications in Exhibit 3 and deliver Wafers for qualification purposes.

2.2.                                   MASKS

2.2.1.                     APT will pay for the initial mask sets for each die type and any mask revisions due to subsequent redesigns conducted upon APT’s request.

2.2.2.                     CSMC will provide APT with sufficient information such that APT can incorporate CSMC’s alignment structures into the mask database.  CSMC may also choose to add the alignment marks or have them added by a third party at no cost to APT.

2.2.3.                     APT will supply mask databases to CSMC or CSMC’s designated mask vendor.

2.2.4.                     CSMC will pay for subsequent masks worn out or broken during the normal course of production.  CSMC will also pay for any masks redesigned upon CSMC’s request of changing design rules.

2.2.5.                     CSMC shall not use such mask sets or electronic data for any purpose not authorized by this agreement nor transfer the same to any third party. CSMC agrees that the mask sets and electronic data are the exclusive property of APT and will be used exclusively for Products manufactured for APT.

2.3                                      QUALIFICATION

2.3.1                        The approval by APT for each Process and each individual Product type, manufactured with the Process, is a prerequisite for ordering and delivery of Wafers and/or Good Dies.  This Section 2.3.1 is not applicable in the case of Risk Starts.

2.3.2                        A wafer lot will be considered as “qualification worthy” only if it has a probe yield of at least [ * ] percent. APT may choose to waive this requirement at its own discretion.

2.3.3                        For the purpose of qualification CSMC shall provide APT, with the agreed upon number of Wafers.  Such Wafers delivered for qualification must also meet all agreed APT standards, specifications and requirements defined in Exhibit 3, however, that if failures occur due to reasons for which APT is responsible, CSMC shall be paid 100% of the Wafer price as specified in Exhibit 4.  CSMC shall, in accordance with the agreed schedule, deliver to APT any documents and reports as required.

2.3.4                        Prior to completion of the qualification, APT may request that CSMC provide Wafers out of “Risk Starts”.  CSMC will provide these Wafers out of Risk Starts to APT at the price/volume specified in Exhibit 4.

2.3.5                        During qualification, APT may stop production of Wafers for any or all APT Products by giving written notice to CSMC.  CSMC will stop production

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

following completion of the process step at which the Wafer resides at the time of such written notification.  APT will pay CSMC for all Wafers started prior to CSMC receiving such notice.  Prices for such Wafers will be based on the stage of production of the Wafers as defined in Exhibit 4.

2.3.6                        After APT qualification approval of a Process, CSMC shall not carry out any major changes as defined by CSMC’s internal standards unless approved by APT. CSMC may only carry out process changes upon written authorization from APT.

2.3.7                        In the case that CSMC desires to perform major changes to a Process as defined in Exhibit 8, APT shall be informed in written form 6 months in advance, or a shorter period if mutually agreed upon, prior to the planned commencement of such changes to the Process and shall receive a detailed description of the planned changes in writing as well as the results of any re-qualification of the Process with the intended changes to be performed by CSMC in accordance with Exhibits 3, 5, 6 and 8.  APT will inform CSMC in writing whether or not desired changes of the Process are acceptable.  In such case, a re-qualification of the Process, according to this Section 2.3, is necessary and CSMC shall provide APT with the necessary Wafers for such re-qualification free of charge.  APT shall purchase the Wafers for re-qualification, if APT requests such changes to the Process.  Successful re-qualification is the prerequisite for final approval of APT to a major change to a Process.  APT shall not unreasonably deny its consent to a major change to a process requested by CSMC and APT shall not withhold such consent absent clear proof that such change will have a material adverse effect on the resulting Product (e.g., but not limited to yield, quality, reliability, specification of the respective Product, or reasonable customer requests affecting a material quantity of Wafers).

2.3.8                        The specifications and requirements specified in Exhibits 3, 4, 5, 6 and 8 may only be modified by mutual written agreement between CSMC and APT.

2.3.9                        If APT determines that modifications to the specifications are required, including modifications to photo masks, Process or testing, or next generation MOS technology, CSMC shall perform such modifications at APT’s cost, which shall be reasonable.  Regarding modification of the Process, the parties have to agree to such proposed modifications in advance.  The parties will negotiate adjustment to production price and delivery schedule in advance if price or delivery schedule are affected by such modifications.

2.3.10                  APT’s qualification plan is listed in Exhibit 9

2.4                                 WAFER TESTING

2.4.1                        The testing of Wafers will initially be performed by APT.  For the purpose of yield improvement and for the calculation of pricing, CSMC and APT will share all information related to wafer probe results. APT and CSMC agree in principle that CSMC will perform Wafer testing at some point in time after commencement of Production. The provisions, for example, APT consigns the

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

test equipment, of such an arrangement will be defined and agreed upon at a later date. A list of all APT consigned equipment will be maintained in Exhibit 7.

3.0                               PRODUCTION, FORECAST/ORDERING

3.1.                              The business for each technology will be conducted in two phases.  In Phase 1, pricing will be based on wafer pricing with no yield guarantee as outlined in Exhibit 4.  In Phase 2, lot yield will be guaranteed on a per die type basis.  The beginning of Phase 2 shall be defined as production levels having reached [ * ] wafer starts per week for a given technology. Forecasting and ordering will be on a Wafer basis.

3.2.                              Upon written notice from APT of successful completion of the qualification as described in Section 2, and having received a purchase order from APT, CSMC shall manufacture and deliver Wafers according to the terms of this Agreement.

3.3.                              The purchase of Wafers and/or Good Die pursuant to this Agreement shall be accomplished by means of purchase orders, which will be issued to CSMC on at least an annual basis and no more frequently than on a quarterly basis.

3.4.                              APT will release to CSMC device specific wafer starts by no later than each Friday for wafers that are scheduled to begin manufacturing the following week.  The standard lot size for any device will be [ * ] wafers.

3.5.                              APT agrees to consign starting material (epi wafers and/or substrates) pursuant to the forecasts issued by APT. Each variation of starting material will be assigned an internal part number by APT. CSMC agrees to provide adequate storage and handling facilities for the consigned starting material and to provide regular visibility to APT of the quantity of starting material by part number. APT and CSMC agree that over the course of their relationship the procurement of starting material to satisfy APT’s requirements may transfer to CSMC to carry out on APT’s behalf. The provisions of such an arrangement will be defined and agreed upon at a later date.

3.6.                              APT understands that CSMC may need to invest on added equipment for APT projects, such as HTGB for back-end process and Novellus Concept 1. Under such circumstances, APT will either consign the equipment such as HTGB testing equipment or share the cost of implementing a tool with CSMC [ * ]. In the event of cost sharing CSMC will reimburse APT for their portion of the shared cost through a price reduction of [ * ] (US Dollars) per wafer until the amount is reimbursed.

3.7.                              Both parties will immediately advise one another in writing whenever they have reason to believe that wafers may not conform to the applicable specifications.

3.8.                              In the case of technical problems arising in the processing of wafers, especially with regard to yield, quality, reliability, CSMC shall notify APT in writing and APT will be prepared to assist CSMC to a reasonable extent in solving the problem.

3.9                                 In case any technical problem, defect or malfunction should occur, which CSMC will be informed about, CSMC will immediately start investigations and supply a first substantiated answer or status report within seven (7) working days after receipt of APT’s notification of such matter.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

3.10                           In order to ensure traceability, processing and delivery of wafers and/or good die will be on a Lot-by-Lot basis unless otherwise agreed upon.  Should lot splitting be necessary, APT will be notified and given the opportunity to decide whether to recombine the sublots prior to delivery or not.

3.11                         APT may request CSMC to stop production at any time by giving written notice to CSMC.  CSMC will stop production following completion of the process step at which the wafers reside at the time of the notification from APT.  If the reason for such a stop of production is not attributable to a failure of CSMC to fulfill its obligations under this Agreement, CSMC will be paid for the wafers.  If such a stop of production is attributable to CSMC failing to fulfill its obligations under this Agreement, only those Wafers that meet the criteria applicable to Production Wafers shall be paid for.

3.12                         If any circumstances should arise that could result in a delayed delivery to APT, CSMC shall promptly notify APT and CSMC will make every reasonable effort to recover the original schedule.

3.13                           Capacity Planning and Forecasting

3.13.1.               Six-Month Rolling Forecast.  Upon execution of this Agreement, APT will give CSMC a Six-Month Forecast for the total forecast volume of Wafers to be manufactured during the first six months of volume production (after product qualification).  At the end of each subsequent month, APT will update the Six-Month Forecast.  Such updated Six-Month Forecast shall be known as the “Six Month Rolling Forecast.”  The Six-Month Rolling Forecast is a forecast of wafer production volume to be used for establishing capacity to be used for production of APT’s Wafers, and will be itemized by technology types.  APT will utilize its best efforts to provide the Forecast by the 10th of each month.  If CSMC does not object to a Six-Month Rolling Forecast within seven (7) days, such Six-Month Rolling Forecast shall establish the minimum capacity to be provided to APT during such period.  APT makes no representation or warranty with respect to the accuracy of the Six-Month Rolling Forecast, but will be committed to purchase the wafer quantities as set forth in Section 3.13.2, below.

3.13.2                  Capacity Flexibility.  APT will commit to purchase a minimum volume of finished Wafers under this Agreement based on the Six-Month Rolling Forecast per the table below.  CSMC will commit to provide APT with capacity flexibility per the table below.

MONTH OF 6 MONTH ROLLING FORECAST	APT COMMITMENT TO FORECAST	CSMC UPSIDE COMMITMENT TO FORECAST
1	[ * ]	[ * ]
2	[ * ]	[ * ]
3	[ * ]	[ * ]
4-6	[ * ]	[ * ]

Where products require significant upside or downside capacity APT will make a best

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

effort to communicate the information to CSMC as soon as the data is validated, and both Parties make a commercially reasonable best effort to accommodate the forecast change.

3.14                           Site Restriction

3.14.1                  APT realizes that for reasons of higher volumes; lower defect density, continuous cost reduction or backup capacity that qualification of an additional or alternative factory may be in the best interest of both Parties.  APT will make best effort to rationalize the details relating to fab transfers where both Parties benefit.

4.                                       PRICES, PAYMENT, DELIVERIES AND SHIPMENTS

4.1.                              Pricing for Wafers and/or Good Die are specified in Exhibit 4.

4.2.                              Payment shall be due [ * ] days net after receipt by APT or one of its subsidiaries of the respective invoice from CSMC.

4.3.                              Subject to a respective purchase order of APT or one of its subsidiaries, Wafers and/or Good Die shall be delivered in accordance with the delivery specification to the address specified by APT. APT may, without being obligated to, perform an incoming inspection.

4.4.                              Wafers shipped from CSMC to the address specified by APT will be packed sufficient to prevent scratches, cracks, ESD, and any damage from shipping and handling. No mixed production lots will be packed in the same container, and a label will be attached to each container containing information with CSMC Wafer Lot identification and APT die type as a minimum. Other information will be mutually agreed upon.

4.5.                              A ship alert will be provided by CSMC to APT and the recipient (i.e. third party packaging company) containing information to be mutually agreed upon including APT purchase order number, commercial invoice of Products, Airway Bill, etc.

4.6.                              Shipping terms will be Incoterms FCA

4.7.                              Delivery of any Products shall be deemed to have taken place when CSMC has handed over such Products, cleared for export, into the charge of a shipping forwarder designated by APT. Title and risk of loss of the Products delivered to APT shall transfer from CSMC to APT in accordance with relevant purchase orders shall transfer from CSMC to APT at the FCA point.

5.                                      ON-SITE INSPECTION, DOCUMENTATION AND REPORTING

5.1                                 Subject to CSMC’s standard safety and manufacturing procedures, employees of APT shall be allowed to visit CSMC’s factory during normal working hours with reasonable prior written notice to CSMC.  Such employees shall be granted access to CSMC’s production flow, production control information and quality systems related to products being manufactured for APT.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

5.2                                 On written request, CSMC shall provide reports to APT.  These reports may include work in process, ordered volumes and outgoing volumes, yield, reject material and parametric data.  The detailed procedure shall be fixed in writing separately.

5.3                                 Both parties shall maintain a clear organizational responsibility for execution of this Agreement with respect to technical, logistical as well as quality issues.  At least one person from each party will be nominated to cover the administration of this Agreement full time.

5.4                                 Each party agrees to pay all its own expenses associated with communication, travel, and accommodations while visiting or communicating with the other party.

6.0                                    WARRANTY

6.1.                                   CSMC warrants that all Wafers and/or Good Die delivered hereunder will meet the applicable specifications and requirements in Exhibits 1, 3, 4, 5, 6, and 8 and shall be free from defects in material and workmanship.

6.2.                                   If any Wafer supplied by CSMC hereunder fails to conform to Exhibits 1, 3, 4, 5, 6 and 8, CSMC shall, at its own cost, replace such Wafer after receipt of APT’s return shipment thereof within thirty (30) days after CSMC’s receipt of such returned Wafer.

6.3.                                   The warranty period for the Wafers and Good Die shall end [ * ] months after the delivery to APT.

6.4.                                   If Wafers and/or Good Die fail to meet specifications in Exhibits 1, 3, 4, 5, 6 and 8 and in APT’s reasonable opinion such failure appears material, APT or one of its subsidiaries may request CSMC to stop production.  If CSMC is unable to correct such failures within 30 days, APT or the Subsidiary that has ordered may cancel such particular orders.

6.5.                                   If defects or malfunctions appear to be of excessive or epidemic nature resulting from processing or the use of unsuitable materials by CSMC, then CSMC shall take appropriate actions to remedy such defects in agreement with APT and in accordance with industry standards applicable to the individual circumstances.  CSMC shall inform APT in writing about its actions to be taken within two (2) weeks after notification. If APT finds these actions unacceptable then they can terminate the Agreement per Section 12.

6.6.                                   The foregoing warranty constitutes CSMC’s exclusive liability, and the exclusive remedy of APT, for any breach of any warranty or any nonconformity of the Wafers to the specifications.  This warranty is exclusive and in lieu of all other warranties, express, implied or statutory, including but not limited to the warranties for merchantability and fitness for a particular purpose, which are hereby expressly disclaimed.

6.7.                                   APT understands that it shall be subject to applicable laws and regulations, including but not limited to Chinese applicable laws and regulations, for the purpose of implementation of this Agreement.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

7.0                                    FORCE MAJEURE, LATE DELIVERIES

7.1.                                   Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by Force Majeure such as, but not limited to, riots, civil commotions, wars, hostilities between nations, governmental laws, orders or regulations, actions by the government or any agency thereof, storms, fires, strikes, lockouts, sabotages or any other contingencies beyond the reasonable control of the respective party and of its subcontractors.  In such events, the affected party shall immediately inform the other party of such circumstances, together with documents of proof, and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases.

7.2.                                   In addition to any other rights, in case of a delay of delivery by one month caused by whatever reason including late deliveries of CSMC’s vendors, APT shall be entitled to cancel the order delayed, in whole or in part, without incurring any liability, and may reorder the quantities according to then existing needs of APT.  APT will have no right to cancel purchase orders if the late delivery is due to a Force Majeure of less than two months or APT’s fault.

8.0                                    PROPRIETARY INFORMATION

8.1.                                   Both CSMC and APT agree that Proprietary Information of the other will be used by them exclusively for the purpose of manufacturing Wafers and/or Good Dies hereunder and will not be disclosed to any third party without the prior written permission of the disclosing party.

8.2.                                   CSMC agrees to use reasonable care to maintain in confidence Proprietary Information of APT furnished hereunder, not to make use thereof other than for the purposes set forth in this Agreement, and not to distribute, disclose or disseminate Proprietary Information of APT in any way or form to anyone except its own employees who have a reasonable need to know the same provided, however, that this Agreement shall impose no obligation on CSMC with respect to any Proprietary Information which:

8.2.1.                     is already in the public domain or becomes available to the public through no breach by CSMC;

8.2.2.                     was rightfully in CSMC’s possession without obligation of confidence prior to receipt from APT;

8.2.3.                     was received by CSMC from a third party without obligation of confidence;

8.2.4.                     is independently developed by CSMC without reference to information disclosed here-under

8.2.5.                     is approved for release by written Agreement of APT.

8.2.6.                     Each party acknowledges and agrees that in the course of performing under this Agreement, it shall have access to and become acquainted with information concerning various trade secrets and other confidential and Proprietary Information of the other party.  This includes, but is not limited to, marketing plans, the identities of suppliers and customers, ideas, design rules, secret inventions, unique processes, compilations of information, records, specifications and other information which is owned by the other party, and shall maintain such information in confidence and shall not apply this information either directly or indirectly without prior consent from the other party to any products not included in this Agreement.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

8.3.                                   CSMC shall destroy all defective Wafers, Die and masks unless otherwise requested by APT in writing.  In the case of idle masks, excessive Wafers and/or Good Die, CSMC will inform APT in writing and APT will give the disposition instructions in writing within thirty (30) days.

8.4.                                   No press release or any publication of the existence of this Agreement shall be allowed unless first approved by the other party in writing, with such approval not being unreasonably withheld.

8.5.                                   Upon written request by APT, CSMC shall return or destroy all written Proprietary Information received, as well as all copies made of such Proprietary Information.

8.6.                                   All Proprietary Information of APT shall remain the property of APT.  Any masks generated by CSMC from APT database tapes shall be the property of APT, will be returned to APT or destroyed on APT’s written request, and will be used exclusively to produce Wafers and Good Die for APT.  Nothing contained in this Agreement shall be construed as granting any license or rights under any proprietary right whether present or future.  The disclosure of Proprietary Information shall not result in any obligation to grant CSMC rights therein.

8.7.                                   If APT is furnished hereunder with Proprietary Information of CSMC, the stipulation of this Section 8 shall apply accordingly in the reverse relation between the parties.

8.8.                                   Upon termination or expiration of this Agreement for whatever reason, the receiving party shall (i) return to the other party or destroy the original and all copies of any Proprietary Information and (ii) at the disclosing party’s request, have one of its officers certify in writing that it will not make any further use of such Proprietary Information and will not manufacture or have manufactured any product incorporating Proprietary Information.

9.0                                    PATENT INDEMNITY, PRODUCT LIABILITY INDEMNITY

9.1.                                   APT warrants that it owns the legal title of, or has been duly authorized to use, the patent, trademark, industry design, copyright, know-how and any other intellectual properties necessary for implementing this Agreement.

9.2.                                   It is APT’s responsibility to defend or otherwise resolve at APT’s sole expense any dispute arising from a claim that the Products infringe a third party’s patent, trademark, copyright, mask work rights, trade secret or other intellectual properties.

9.3.                                   Notwithstanding Section 9.1 above, it is CSMC’s responsibility to defend or otherwise resolve at CSMC’s sole expense any dispute arising from a claim that the CSMC Process and/or CSMC Technical Information provided by CSMC infringe a third party’s patent, trademark, copyright, mask work rights, trade secret or other intellectual properties due solely to the Process used by CSMC or its subcontractors to process the Wafers.

9.4.                                   If a third party’s claim is made alleging an infringement of a patent, copyright or other intellectual properties of the said third party, then the party to this Agreement against which this claim is raised shall immediately inform the other party thereof in writing.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

9.5.                                   APT shall indemnify and hold CSMC harmless against any third party claims, costs and expenses due to all liabilities that may arise from CSMC’s use of know-how supplied by APT.

9.6.                                   CSMC shall indemnify and hold APT, its subsidiaries and its customers harmless against any third party claims, costs and expenses due to all liabilities that may arise due to APT’s use of CSMC’s know-how.

9.7.                                   The above liabilities of a party hereto to the other party are in any case under the condition that the other party notifies the first party of the respective third party’s claim without any reasonable delay and does not admit on its own initiative that said claim was rightfully raised.

9.8.                                   The above liability shall be the sole and exclusive remedies between the parties with respect to patent indemnity and product liability.

10.0                             EXPORT REGULATIONS

10.1.                             APT’s Product / Process Information, as well as supplies furnished under this Agreement, is subject to governmental export regulations.  Consequently, these obligations may be subject to the approval by the respective governmental authorities.

10.2                                For presentation to the International Export Control Authorities, CSMC declares that all APT Product / Process received by CSMC from APT are intended for manufacturing of Wafers and Good Die exclusively for APT.  CSMC declares not to export such APT Information to third countries without approval of the competent U.S. Export Control Authorities.

11.0                             ASSIGNMENT

11.1.                             Neither party shall delegate any obligations under this Agreement, or assign this Agreement or any interest or rights hereunder without the prior written consent of the other, except incident to the Sale or transfer of substantially all of such party’s business.

11.2.                             APT’s obligations under this Agreement may be performed by its subsidiaries at APT’s discretion.

12.0                             TERMS AND TERMINATION

12.1.                             This Agreement becomes effective with the execution hereof by both parties and shall remain in effect until terminated pursuant to the provisions of this Section 12.  During the duration of this agreement each party may terminate the Agreement with twenty-four (24) months prior written notice unless mutually agreed to reduce this notice time.

12.2.                             This Agreement may be terminated immediately by one party if the other party

12.2.1.               breaches any material provision of this Agreement and does not remedy such breach within thirty (30) days of notice of breach; or

12.2.2.               becomes insolvent or otherwise subject to insolvency procedures;

12.2.3.               comes under outside control, i.e. 50% or more of the shareholders’ voting rights are held directly or indirectly by a third party or third parties that are direct competitors of the other party.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

12.3.                             APT may terminate this Agreement if the Products do not pass APT’s qualification criteria and provided APT has made a reasonable attempt to execute the qualification within 6 months after receipt of qualification wafers.

12.4.                             The provisions of Section 6, 8, 13 and 14 shall also apply after termination of this Agreement.

13.0                             ARBITRATION

13.1.                             Any controversy or claim arising out of or relating to this Agreement, including, without limitation, the making, performance, or interpretation of this Agreement, shall be settled by arbitration.  Unless otherwise agreed, the arbitration shall be conducted in the Hong Kong International Arbitration Center in accordance with its Arbitration Rules then in effect, provided that if the Arbitration Rules are in conflict with the express provisions of this Agreement, such provisions shall prevail. The arbitration shall be held in Hong Kong. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English Language.  The parties agree that all facts and other information relating to any arbitration arising under this Agreement shall be kept confidential to the fullest extent permitted by law.

14.0                             GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

15.0                             ATTORNEY FEES

If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees incurred in preparation or in prosecution or defense of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorney fees as fixed by the appellate court.

16.0                             NOTICES

All notices required to be sent by either party under this Agreement will be sent to the addresses set forth below, or to such other address as may subsequently be designated in writing:

If to APT:

Advanced Power Technology, Inc.

405 S.W. Columbia Street

Bend, Oregon 97702 USA

Attention:  Russell Crecraft

Title:  Executive Vice-President and Chief Operating Officer

Telephone:  (541) 382-8028

Fax: (541) 389-1241

e-mail: rcrecraft@advancedpower.com

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

If to CSMC:

CSMC Manufacturing Co., Ltd.

 No.14, Liangxi Road,

Wuxi, Jiangsu Province

China

Attention: Elvis Deng

Title:  Vice President

Telephone:  (86) 510 586-1988

Fax: (86) 510 586 7443

e-mail: elvis_deng@csmc.com.cn

17.0                             AMENDMENTS

Only an instrument in writing executed by all the parties may amend this Agreement.

18.0                             ENTIRE AGREEMENT

This document is the entire understanding between CSMC and APT with respect to the subject matter hereof and merges all prior Agreements, dealings and negotiations.  The terms of this Agreement shall govern the Sales and purchase of Wafers and Good Die.  The parties recognize that the Exhibits to this Agreement will have to be amended or exchanged, as the case may be, from time to time.  No modification, alteration or amendment shall be effective unless in writing and signed by both parties.  No waiver of any breach shall be held to be a waiver of any other or subsequent breach.

AGREED TO:

Advanced Power Technology, Inc.,	CSMC Manufacturing Co., Ltd

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

EXHIBIT 1: Production Agreements

Customer Advanced Power Technology

APT Device	CSMC Device

Mask Set ID	CSMC Process Flow

Available Die Per Wafer

Risk Production Signoff	Production Signoff

CSMC	CSMC

Date	Date

Remarks	Remarks

APT	APT

Date	Date

Remarks	Remarks

Guaranteed Probe Yield

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

EXHIBIT 2:  Specification of Processes by APT

[ * ]

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

EXHIBIT 3: Final Processes

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

EXHIBIT 4:

•                  The wafer prices for production listed below do not include epi wafers.

•                  The initial business will be for fully processed wafers processed to APT’s requirements.

WSPM*	Mos8, 7 mask
Up to 1000	[ * ]
> 1000	[ * ]
Wafer thinning	[ * ]

WSPM* means Wafer Starts Per Month

EXHIBIT 4 continued:

•                  Once volumes have been reached of [ * ] wafer starts per week for a given Process technology, CSMC will guarantee over-all average probe yield on a lot by lot basis for each die / technology type. The wafer cost will be pro-rated downward on a linear basis if the average target lot yield is not achieved.  For example, if the actual probe yield for a given lot is 90% of the guaranteed target yield, the price of the wafers for that particular lot will be 90% of the contract price. Probe yields will be mutually agreed upon by APT and CSMC in advance.

•                  Once in Production CSMC will guarantee a Wafer line yield of [ * ]. If Wafer line yield for a given Wafer Lot is less than [ * ] CSMC will compensate APT for the cost of the starting material equal to the cost of the starting material which will be made available to CSMC by APT. The frequency of compensation will be no more than once per month and no less than once per quarter.

•                  CSMC will scrap individual wafers which do not meet a [ * ] minimum probe yield during both Phase 1 and Phase 2 production.

•                  Pricing will be reviewed on an annual basis as a minimum. However, either party may request a pricing review whenever a significant trend in business warrants such a change.

•                  Pricing for future technologies or alternate manufacturing locations will be mutually agreed upon as required.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

EXHIBIT 5:

Specifications for Rework

Apt authorizes CSMC for the following reworks on APT’s products:

TBD (i.e. Photoresist rework)

Any other rework not listed in this attachment is not authorized and requires written approval by APT on either a case by case basis or an amendment to this exhibit.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

EXHIBIT 6:

Manufacturing Control Plan

TBD

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

Exhibit 7

Consigned Equipment

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

Exhibit 8

Major Changes

CSMC’s specification WQC-73102 will serve as the guiding document describing major changes. In addition, APT also considers changes to the final wafer thickness to be a major change. Additional criteria will be mutually agreed upon and amended in this exhibit.

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

Exhibit 9

Qualification Guidelines

The MOS 8 qualification will be performed via vehicles representative for the whole product family.

Typically 3 lots,

The definition of qualification vehicles takes into account:

•                  structural similarity

•                  package

•                  assembly line

•                  the production volume of the various types

Stress name	Test conditions	Qty to test per lot
D.C. electricals	Standard APT D.C. Static electrical tests	all units, verify they are equivalent to APT product
Selected dynamic tests	Capacitance, switching, gate charge & trr	22 pcs
Unclamped inductive switching	rated conditions for the product	all units, verify they are equivalent to APT product
Thermal resistance	[Mil-Std-750, TM3161], steady state -Rthjc, measure at pre temp cycle, after 100 and 500 cycle	12 pcs

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement

Stress name	Test conditions	Qty to test per lot
Temperature cycle	[Mil-Std-750, TM1051G] -55 to 150°C, electrical test @ 50 cycles, 100 cycles, 250 & 500 cycles	12 pcs
Power cycle	[Mil-Std-750, TM1042D] deltaTj=70°C, electrical test @ 1k, 2k, 4k & 6k cylces	24 pcs
HTRB	[Mil-Std-750, TM1042A] Vds=400V, Vgs=0V, Tc=150°C, electrical tests @ 168, 500 & 1k hours	24 pcs
HTGB	[Mil-Std-750, TM1042B] Vgs=24V, Vds=0V, Tc=150°C, electrical tests @ 168, 500 & 1k hours	24 pcs
85/85	[JESD 22, TM A101-B] 85% humidity, 85°C, bias Vdss=10V, electrical tests @ 168, 500 & 1k hours	24 pcs
Pressure Pot	[JESD 22, TM A102-B] 100% humidity, ~15 psig, electrical tests at 24, 28 & 96 hours	12 pcs
ESD classify	[Mil-Std-750, TM1020] to classify product class 1, 2, 3, or 4	8 pcs

[ * ] = CONFIDENTIAL TREATMENT REQUESTED	APT / CSMC Foundry Agreement